As filed with the Securities and Exchange Commission on August 11, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FORTE BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-1243872
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1124 W Carson Street

MRL Building 3-320

Torrance, California

(Address of principal executive offices, including zip code)

Forte Biosciences, Inc. 2020 Inducement Equity Incentive Plan

Forte Subsidiary, Inc. 2018 Equity Incentive Plan

(Full title of the plans)

Paul A. Wagner, Ph.D.

Forte Biosciences, Inc.

1124 W Carson Street

MRL Building 3-320

Torrance, California

(310) 618-6994

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Dan Koeppen

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

12235 El Camino Real

San Diego, CA 92130

Telephone: (858) 350-2300

Facsimile: (858) 350-2399

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (3)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share (“Common Stock”), reserved for issuance pursuant to the Forte Biosciences, Inc. 2020 Inducement Equity Incentive Plan (1)	500,000	$19.62	(4)	$9,810,000	$1,273.34

Common Stock reserved for issuance pursuant to the Forte Subsidiary, Inc. 2018 Equity Incentive Plan (2)	532,333	$19.62	(4)	$10,444,373	$1,355.68

TOTAL:	1,032,333			$20,254,373	$2,629.02

(1)	Represents shares of Common Stock issuable under the Forte Biosciences, Inc. 2020 Inducement Equity Incentive Plan (the “Inducement Plan”).
(2)

Represents shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted under the Forte Subsidiary, Inc. 2018 Equity Incentive Plan (the “Forte Subsidiary Plan”), which was assumed by the registrant. No additional awards will be made under the Forte Subsidiary Plan.

(3)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Inducement Plan or the Forte Subsidiary Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of Common Stock.

(4)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the total registration fee on the basis of $19.62 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on August 7, 2020.

FORTE BIOSCIENCES, INC.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Forte Biosciences, Inc. (the “Registrant”) for the purpose of registering (i) 500,000 shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”) reserved for issuance under the 2020 Inducement Equity Incentive Plan (the “Inducement Plan”) and (ii) 532,333 shares of Common Stock reserved for issuance under the Forte Subsidiary, Inc. 2018 Equity Incentive Plan (the “Forte Subsidiary Plan”).

On June 15, 2020, the Registrant (formerly known as “Tocagen Inc.”) completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated February 19, 2020, as amended on May 11, 2020 (the “Merger Agreement”), by and among the Registrant, Forte Subsidiary, Inc. (formerly known as “Forte Biosciences, Inc.”) (“Forte Subsidiary”) and Telluride Merger Sub, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), pursuant to which Merger Sub merged with and into Forte Subsidiary, with Forte Subsidiary surviving the merger as a wholly-owned subsidiary of the Registrant (the “Merger”). In connection with the Merger, the Registrant assumed the Forte Subsidiary Plan and all outstanding options granted pursuant to the Forte Subsidiary Plan became exercisable for shares of Common Stock in accordance with the terms of the Forte Subsidiary Plan.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 27, 2020, as amended by Amendment No.  1 on Form 10-K/A, filed with the Commission on April 29, 2020;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the Commission on April 23, 2020;

(3)	Our prospectus filed on May 14, 2020, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4 declared effective May 13, 2020, as amended (File No. 333-237371), which contains audited financial statements of Forte Subsidiary as of December 31, 2019 and 2018, the two latest fiscal years for which such statements have been filed, and pro forma financial information for the year ended December 31, 2019, including all material incorporated by reference therein;

(4)

All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of the Exchange Act; and

(3)

The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-38052) filed with the Commission on April 4, 2017, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that to the fullest extent permitted by applicable law, the Registrant is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Registrant (and any other persons to which applicable law permits the Registrant to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of the Registrant’s amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Registrant shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify its directors and officers to the extent not prohibited by the Delaware General Corporate Law (“DGCL”) or any other applicable law; provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Registrant’s Board of Directors, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or any other applicable law or (iv) such indemnification is otherwise required to be made the amended and restated bylaws. The Registrant’s amended and restated bylaws also permit it to advance expenses to any director or officer who was or is a party or is threatened to be made a party to any action by reason of such status.

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

The Registrant has entered into indemnification agreements with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also to provide for certain additional procedural protections, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Form of Common Stock Certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-216574), as amended, originally filed on March 9, 2017.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	2020 Inducement Equity Incentive Plan.

10.2	Form of stock option agreements under the 2020 Inducement Equity Incentive Plan.

10.3	Forte Subsidiary, Inc. 2018 Equity Incentive Plan, as amended, and Forms of Stock Option Agreement, Exercise Notice and Investment Representation Statement thereunder, incorporated by reference to Exhibit 10.19 of the Registrant’s Registration Statement on Form S-4 (File No. 333-237371), as amended, originally filed on March 25, 2020.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Mayer Hoffman McCann, P.C., Independent Registered Public Accounting Firm.

Exhibit Number	Description

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on August 11, 2020.

Forte Biosciences, Inc.

By:	/s/ Paul A. Wagner, Ph.D.
Paul A. Wagner, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul A. Wagner, Ph.D. and Antony Riley, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Forte Biosciences, Inc.), to sign the Registration Statement on Form S-8 of Forte Biosciences, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they, he, or she might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul A. Wagner, Ph.D.	President, Chief Executive Officer and Director	August 11, 2020
Paul A. Wagner, Ph.D.	(Principal Executive Officer)

/s/ Antony Riley	Chief Financial Officer	August 11, 2020
Antony Riley	(Principal Financial and Accounting Officer)

/s/ Thomas E. Darcy	Director	August 11, 2020
Thomas E. Darcy

/s/ Dr. Lawrence Eichenfield	Director	August 11, 2020
Dr. Lawrence Eichenfield

/s/ Steven Kornfeld	Director	August 11, 2020
Steven Kornfeld

/s/ Patricia Walker, M.D., Ph.D.	Director	August 11, 2020
Patricia Walker, M.D., Ph.D.

/s/ Donald A. Williams	Director	August 11, 2020
Donald A. Williams